Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Mark Langer, EVP and Chief Financial Officer

FOR IMMEDIATE RELEASE:

Equity One Closes $200 Million Seven Year Unsecured Term Loan

North Miami Beach, FL. February 13, 2012—Equity One, Inc. (NYSE: EQY), an owner, developer, and operator of shopping centers, announced that it has closed a $200 million unsecured term loan. The term loan has a seven year term maturing in February 2019 and can be increased to $250 million through an accordion feature. The term loan bears interest at the annual rate of LIBOR plus 190 basis points subject to a pricing grid for changes in the company’s credit ratings. The company also entered into interest rate swaps to convert the term loan’s LIBOR rate to a fixed interest rate, providing the company an effective fixed interest rate on the term loan of 3.46% per annum based on the company’s current credit ratings. Proceeds from the financing are being used to pay down outstanding amounts on the company’s $575 million revolving credit facility and for acquisitions, development projects and general corporate purposes.

PNC Capital Markets LLC and SunTrust Robinson Humphrey, Inc. acted as joint lead arrangers and joint book runners for the Term Loan with PNC Bank, National Association serving as administrative agent and SunTrust Bank serving as syndication agent. Other lenders participating in the facility are BB&T, Raymond James Bank and TD Bank, N.A.

ABOUT EQUITY ONE, INC.

As of September 30, 2011, Equity One owned or had interests in 199 properties, consisting of 176 shopping centers comprising approximately 20.7 million square feet, eight development or redevelopment properties, eight non-retail properties, and seven land parcels. Additionally, Equity One had joint venture interests in 16 shopping centers and two office buildings totaling approximately 2.7 million square feet.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; the risks that Equity One may not be able to proceed with or obtain necessary approvals for development or redevelopment projects or that it may take more time to complete such projects or incur costs greater than anticipated; the availability of properties for acquisition; the extent to which continuing supply constraints occur in geographic markets where Equity One owns properties; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One to successfully integrate the operations and systems of acquired companies and properties; changes in Equity One’s credit ratings; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.